Filed Pursuant to Rule 433

Registration No. 333-130569

FINAL TERM SHEET

Dated May 19, 2006

WAL-MART STORES, INC.

¥50,000,000,000 1.78% NOTES DUE 2011

Name of Issuer: Wal-Mart Stores, Inc.

Title of Securities: 1.78% Notes Due 2011

Aggregate Principal Amount: ¥50,000,000,000

Currency of Payments: Japanese yen

Issue Price (Price to Public): 100.0% of principal amount

Maturity: May 26, 2011

Coupon (Interest Rate): 1.78%

Benchmark Swap Rate: 5-Year Yen Swap Rate

Spread to Benchmark Swap Rate: 15 basis points (0.15%)

Benchmark Swap Rate Yield: 1.63%

Bond Yield to Maturity: 1.78%

Interest Payment Dates: May 26 and November 26 of each year, beginning on November 26, 2006

Interest Payment Record Dates: May 15 and November 15 of each year.

Day Count Convention: Actual/365 days.

Business	Day/Business Day Convention: Tokyo, New York City and London / Following, unadjusted

Redemption Provisions: No mandatory redemption provisions.

Wal-Mart may, at its option, redeem the Notes upon the occurrence of certain events relating to U.S. taxation.

Sinking Fund Provisions: None

Legal Format: SEC Registered

Proceeds to Wal-Mart: ¥49,825,000,000

Settlement Date: T+ 5 days; May 26, 2006

Booking-Running Managers: Goldman Sachs International

                                                 Lehman Brothers International (Europe)

Selling Restrictions: UK, Hong Kong, Singapore, Japan, Ireland

ISIN: XS0255425174

Common Code: 025542517

Listing: Irish Stock ExchangeQatar National Bank

Ratings for Wal-Mart’s Long-term Debt Securities: S&P, AA; Moody’s, Aa2; Fitch, AA; and Dominion, AA. Wal-Mart has applied for specific ratings for the Notes and expects that the ratings for the Notes will be the same as for Wal-Mart’s other long-term debt securities.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the Securities to which this final term sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-130569).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.